APPOINTMENT OF ATTORNEY-IN-FACT

         I hereby authorize the filing with the Securities and Exchange Commission of any and all reports on Forms 3, 4 and 5 ("Reports"), or any substitute form hereafter adopted by the Securities and Exchange Commission, as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended. I hereby appoint Messrs. Clark Hinckley, Doyle L. Arnold and Thomas E. Laursen, and each of them, as my attorneys-in-fact with power to any of them to sign any and all Reports and any and all amendments to Reports or documents required to complete the filing of Reports or amendments thereto with the Securities and Exchange Commission on my behalf.


                         Dated the 5th of December, 2005.



                                                    /s/ J. David Heaney
                                                    --------------------


STATE OF TEXAS      )
                    )   ss.
COUNTY OF HARRIS    )


                                 ACKNOWLEDGMENT

     On this 5th day of December, 2005, personally appeared before me J. David Heaney, known to me to be the person whose name is subscribed to the above instrument and who acknowledged that (s)he executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                                    /s/ Chryl N. Hoz
                                                    ----------------------
                                                             NOTARY PUBLIC


My Commission Expires:                                        Residing At:

CHRYL N. HOZ                                               8 Gunway Plaza
NOTARY PUBLIC                                              Suite 702
STATE OF TEXAS                                             Houston, Texax 77046
My Commission Expires
May 9, 2009